Exhibit 107

Calculation of Filing Fee Tables

424b5

(Form Type)

Affiliated Managers Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	—	—	—	—	—	—	—	—

Fees Previously Paid	Equity	Common Stock	457(o)	—	—	$500,000,000(1)	$109.10 per $1,000,000	$60,600

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							$60,600

	Total Fee Offsets							—

	Net Fee Due							— (2)

(1)

Relates to the registration statement on Form S-3 (Registration No. 333-263148) filed by the Company for the sale of up to $500,000,000 of the Company’s securities, which was declared effective on March 1, 2022 (the “Form S-3”) and pursuant to which the Company paid a registration fee of $60,600.

(2)	Pursuant to Rule 424(g)(2) and General Instruction II.F to Form S-3, this prospectus supplement shall be deemed a final prospectus for purposes of the offering of the securities described herein.